Exhibit 99

Dollar General Reports First Quarter 2016 Financial Results

  Net Sales Increased 7%; Same-Store Sales Increased 2.2%
  Diluted Earnings Per Share Increased 23% to $1.03
  Operating Profit Improved 12%; Operating Profit Margin Expanded 42 Basis Points
  Over $300 Million of Capital Returned to Shareholders Through Combination of 2.7 Million Shares Repurchased and Dividends Paid in the Quarter
  Board of Directors Declares Second Quarter 2016 Dividend

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--May 26, 2016--Dollar General Corporation (NYSE: DG) today reported financial results for its 2016 first quarter (13 weeks) ended April 29, 2016.

“Dollar General had a strong start to the year with our first quarter 2016 results. Compared to the first quarter of 2015, same-store sales improved 2.2%. We remained keenly focused on ensuring the effectiveness and efficiency of every aspect of our business as we delivered both gross margin expansion and selling, general and administrative expense leverage. This balanced performance contributed to operating profit improvement of 12% and diluted earnings per share growth of 23%. We are confident in our opportunities for growth and remain committed to creating sustainable long-term shareholder value,” said Todd Vasos, Dollar General’s chief executive officer.

First Quarter 2016 Financial Highlights
Net sales increased 7.0 percent to $5.27 billion in the 2016 first quarter compared to $4.92 billion in the 2015 first quarter. Same-store sales in the 2016 first quarter increased 2.2 percent over the 2015 first quarter resulting from increases in both customer traffic and average transaction amount. Same-store sales increases were driven by positive results in both the consumables category and certain of the non-consumables categories, with sales of consumable merchandise outpacing sales of non-consumable merchandise. Within the non-consumables categories, growth in same-store sales was due to seasonal and home products. The net sales increase also was positively affected by sales from new stores, partially offset by sales from closed stores.

Gross profit, as a percentage of sales, was 30.6 percent in the 2016 first quarter compared to 30.5 percent in the 2015 first quarter, an increase of 16 basis points. The majority of the gross profit rate increase was due to higher initial inventory markups and lower transportation costs partially attributable to lower fuel rates, offset in part by a greater proportion of sales of consumables merchandise, which have a lower gross profit rate than non-consumables merchandise, increased inventory shrinkage, and higher markdowns.

Selling, general and administrative expense (“SG&A”) as a percentage of sales was 21.5 percent in the 2016 first quarter compared to 21.8 percent in the 2015 first quarter, a decrease of 26 basis points. The majority of the SG&A decrease was due to lower utilities costs, administrative payroll, incentive compensation, travel expenses, workers’ compensation costs and advertising costs, as well as a higher volume of convenience fees associated with customer cash-back transactions. Partially offsetting these items were retail labor and occupancy costs, each of which increased at a rate greater than the increase in sales.

The Company’s net income was $295 million, or $1.03 per diluted share, in the 2016 first quarter, compared to net income of $253 million, or $0.84 per diluted share, in the 2015 first quarter.

The effective income tax rate in the 2016 first quarter was 35.4 percent compared to 37.7 percent in the 2015 first quarter. The effective income tax rate was lower in the 2016 first quarter due primarily to the Company’s early adoption of an amended accounting standard for employee share-based payments and the recognition of additional amounts of the Work Opportunity Tax Credit (“WOTC”) in the 2016 first quarter. The December 2015 reenactment of the WOTC allowed the Company to receive credits for eligible employees hired during the first quarter of 2016. In 2015, only eligible employees hired on or before December 31, 2014, were credit eligible.

The share-based payment accounting amendments are effective for fiscal years beginning after December 15, 2016 with early adoption permitted. The Company adopted this guidance in the 2016 first quarter. The income tax benefit in the 2016 first quarter of this accounting standard adoption was approximately $9.0 million or $0.03 cents per diluted share. Due to the majority of the Company’s share-based awards typically vesting in the first quarter, this amended accounting standard is anticipated to have the most significant impact in the first quarter. It is not expected to reoccur to this degree over the balance of the year.

Merchandise Inventories
As of April 29, 2016, total merchandise inventories, at cost, were $3.07 billion compared to $2.84 billion as of May 1, 2015, an increase of two percent on a per-store basis.

Capital Expenditures
Total additions to property and equipment in the 2016 first quarter were $99 million, including: $33 million for distribution and transportation-related capital expenditures; $31 million for improvements, upgrades, remodels and relocations of existing stores; $24 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; and $6 million for information systems upgrades and technology-related projects.

During the 2016 first quarter, the Company opened 249 new stores and remodeled or relocated 301 stores. For 2016, the Company plans to open 900 new stores and remodel or relocate 875 stores. For 2017, the Company intends to accelerate its square footage growth with plans to open about 1,000 stores and remodel or relocate about 900 stores.

Share Repurchases
In the 2016 first quarter, the Company repurchased 2.7 million shares of its common stock under its share repurchase program at an average price of $84.81 per share. From December 2011 through the end of the 2016 first quarter, the Company repurchased 64.7 million shares of its common stock under the share repurchase program at a total cost of $3.8 billion, at an average price of $58.82 per share. The total remaining authorization for future repurchases was approximately $693 million at the end of the 2016 first quarter. The authorization has no expiration date.

Dividend
On May 24, 2016, the Board of Directors declared its regular quarterly cash dividend of $0.25 per share on the Company’s common stock. The second quarter dividend will be payable on June 29, 2016 to shareholders of record at the close of business on June 15, 2016.

Conference Call Information
The Company will hold a conference call on Thursday, May 26, 2016 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer and John Garratt, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 94270343. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, June 9, 2016, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 94270343.

Forward-Looking Statements
This press release contains forward-looking information, including statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Vasos and in the section entitled “Capital Expenditures”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “accelerate,” “intend,” “committed,” “continue,” “looking ahead,” “going forward,” “focused on,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, customer segmentation, shrink, private brand, distribution and transportation, store operations, store formats, budgeting and expense reduction, and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including consolidation;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract and retain qualified employees, while controlling labor costs (including potential effects of regulatory changes related to overtime exemption under Fair Labor Standards Act once implemented) and other labor issues;
  the Company’s loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to maintain the security of information that the Company holds, whether as a result of a data security breach or otherwise;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation
Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 12,719 stores in 43 states as of April 29, 2016, Dollar General is among the largest discount retailers in the United States. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	April 29	May 1	January 29
	2016	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$187,687	$225,116	$157,947
Merchandise inventories	3,072,063	2,839,198	3,074,153
Income taxes receivable	6,827	-	6,843
Prepaid expenses and other current assets	210,769	180,586	193,467
Total current assets	3,477,346	3,244,900	3,432,410
Net property and equipment	2,278,081	2,135,436	2,264,062
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,904	1,201,428	1,200,994
Other assets, net	21,464	21,702	21,830
Total assets	$11,316,384	$10,942,055	$11,257,885

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$1,526	$101,309	$1,379
Accounts payable	1,447,223	1,435,367	1,494,225
Accrued expenses and other	440,697	393,507	467,122
Income taxes payable	122,148	108,948	32,870
Total current liabilities	2,011,594	2,039,131	1,995,596
Long-term obligations	2,989,663	2,599,510	2,969,175
Deferred income taxes	647,626	632,056	639,955
Other liabilities	279,118	285,500	275,283
Total liabilities	5,928,001	5,556,197	5,880,009

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-	-	-
Common stock	249,096	260,111	250,855
Additional paid-in capital	3,124,110	3,070,518	3,107,283
Retained earnings	2,020,784	2,061,798	2,025,545
Accumulated other comprehensive loss	(5,607)	(6,569)	(5,807)
Total shareholders’ equity	5,388,383	5,385,858	5,377,876
Total liabilities and shareholders’ equity	$11,316,384	$10,942,055	$11,257,885

Note: Certain financial disclosures relating to prior periods have been reclassified to conform to the current year presentation where applicable.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	April 29	% of Net	May 1	% of Net
	2016	Sales	2015	Sales
Net sales	$5,265,432	100.00%	$4,918,672	100.00%
Cost of goods sold	3,652,818	69.37	3,419,967	69.53
Gross profit	1,612,614	30.63	1,498,705	30.47
Selling, general and administrative expenses	1,131,871	21.50	1,070,511	21.76
Operating profit	480,743	9.13	428,194	8.71
Interest expense	24,081	0.46	21,576	0.44
Income before income taxes	456,662	8.67	406,618	8.27
Income tax expense	161,538	3.07	153,383	3.12
Net income	$295,124	5.60%	$253,235	5.15%

Earnings per share:
Basic	$1.03		$0.84
Diluted	$1.03		$0.84
Weighted average shares outstanding:
Basic	285,886		301,202
Diluted	286,978		302,089

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the 13 Weeks Ended
	April 29	May 1
	2016	2015
Cash flows from operating activities:
Net income	$295,124	$253,235
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	92,324	87,152
Deferred income taxes	7,541	(10,095)
Noncash share-based compensation	10,253	10,125
Other noncash (gains) and losses	(440)	1,407
Change in operating assets and liabilities:
Merchandise inventories	3,476	(57,103)
Prepaid expenses and other current assets	(16,676)	(12,241)
Accounts payable	(55,267)	40,123
Accrued expenses and other liabilities	(21,416)	(17,976)
Income taxes	89,294	75,865
Other	(260)	(282)
Net cash provided by (used in) operating activities	403,953	370,210

Cash flows from investing activities:
Purchases of property and equipment	(98,968)	(99,929)
Proceeds from sales of property and equipment	323	163
Net cash provided by (used in) investing activities	(98,645)	(99,766)

Cash flows from financing activities:
Repayments of long-term obligations	(497)	(25,346)
Borrowings under revolving credit facilities	751,000	13,000
Repayments of borrowings under revolving credit facilities	(731,000)	(13,000)
Repurchases of common stock	(230,961)	(534,654)
Payments of cash dividends	(71,308)	(66,037)
Other equity and related transactions	7,198	886
Net cash provided by (used in) financing activities	(275,568)	(625,151)

Net increase (decrease) in cash and cash equivalents	29,740	(354,707)
Cash and cash equivalents, beginning of period	157,947	579,823
Cash and cash equivalents, end of period	$187,687	$225,116

Supplemental cash flow information:
Cash paid for:
Interest	$21,477	$24,215
Income taxes	$64,520	$87,449
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$40,285	$38,676

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	April 29	May 1
	2016	2015	% Change
Consumables	$4,039,197	$3,753,978	7.6%
Seasonal	623,850	586,293	6.4%
Home products	322,848	303,024	6.5%
Apparel	279,537	275,377	1.5%
Net sales	$5,265,432	$4,918,672	7.0%

Store Activity

		For the 13 Weeks Ended
		April 29	May 1
		2016	2015

Beginning store count		12,483	11,789
New store openings		249	219
Store closings		(13)	(9)
Net new stores		236	210
Ending store count		12,719	11,999
Total selling square footage (000’s)		94,262	88,789
Growth rate (square footage)		6.2%	6.2%

CONTACTS:
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
Crystal Ghassemi, 615-855-5210